                   [LOGO OF INTEGRATED CIRCUIT SYSTEMS, INC]


December 21, 1998


Dear Fellow Shareholder:

As you know, our Annual Meeting, scheduled for December 30, 1998, is rapidly approaching. I am writing to reiterate the significant strides that management has taken to increase shareholder value at Integrated Circuit Systems. Your support of the ICS management at the Annual Meeting is very important. I STRONGLY URGE YOU TO RETURN THE ENCLOSED WHITE PROXY CARD IN SUPPORT OF YOUR DIRECTORS.

Your entire Board of Directors is committed to bringing about the necessary changes to position ICS to compete most effectively and profitably in the coming years. We are committed to broadening product offerings and increasing market position by concentrating on our core competencies in the design, development, manufacture and marketing of mixed signal frequency timing generators.

I, as Chairman-elect of your Board, and all of your current Board members, are fully committed to achieving the following goals:

*  Increase core revenue by 30%.  Over the past three quarters, ICS has seen
   ----------------------------
   accelerating trends in customer orders and "design-ins" early indications from OEM customers whose products are being designed to incorporate our components. As a result of these very positive developments, we are well on our way to achieving an annual rate of core revenue growth of 30%.

*  Increase new product introductions. During fiscal 1998, the company
   ----------------------------------
   introduced 88 new products. During the first quarter of fiscal 1999, we introduced 25 new products and expect this trend to accelerate during the remainder of the year. Our rate of product introductions is such that 80% of our revenues come from products that are less than two years old. To continue to meet this target, your Board has directed prudent increases in research and development and marketing expenditures.

*  Improve Corporate Governance structure. The search for a new, world class
   ---------------------------------------
   CEO, as well as additional highly-qualified independent Directors, is ongoing and will continue to be a key priority. We also maintain our commitment to the stock buy-back program.

*  Improve Shareholder Communications Program.  We are improving our shareholder
   ------------------------------------------
   communications program by scheduling quarterly conference calls and meetings to discuss results; and by appointing an investor relations officer to handle day-to-day shareholder inquiries and communications.

*  Improve margins.  While ICS already has achieved strong margins, we believe
   ---------------
   that we can continue to identify areas in which we can enhance results. For example, we have recently improved our engineering software tools, allowing us to design new products faster and better than ever. Additionally, our test facility in Singapore is fully operational now, and is achieving significant cost reductions.

                                  continued...

     2435 BLVD. OF THE GENERALS P.O. BOX 968 VALLEY FORGE, PA 19482-0968
                        610-630-5300 FAX: 610-630-5399

Unfortunately, the Company is facing a proxy contest being waged by our former CEO, Dr. Stavro Prodromou. As discussed in my last letter, and in contrast to the current management, Dr. Prodromou offers mainly vague generalities about his plan. In addition, Dr. Prodromou has undertaken a proxy contest in support of an invalidly nominated slate of Director candidates ignoring provisions in the Company's By-Laws regulating nominations for Directors that were in effect at all times during Dr. Prodromou's tenure as a Director and Chief Executive Officer.

You should also be advised that Dr. Prodromou has a history of business failures and that the ICS Board determined him to be unable to properly operate the Company. Because his proxy provides no specific details of how ICS would be run if his directors were elected, we can only look at Dr. Prodromou's track record for an indication:

* In the past five years, Dr. Prodromou has been the President of a number of companies that have had their corporate status suspended or revoked, and has been the Chairman and CEO of another which filed for bankruptcy.

* During Dr. Prodromou's tenure as CEO, and at his direction, ICS' research and development initiatives focused on imprudent high-risk projects which resulted in unprofitable products and dramatically hampered the Company's ability to fulfill its goals.

Your Board is proud of the changes ICS has made so far and we look forward to realizing additional success from the innovations currently being implemented. With a Strategic Plan that is focused on shareholder value and corporate leadership, we have a clear vision for the future of ICS.

I strongly urge you not to return any blue dissident proxy cards. Instead, please SIGN, DATE AND RETURN the enclosed WHITE proxy card in the postage paid envelope provided today. Even if you have already returned a blue proxy card, you have every right to change your mind and return a WHITE proxy card in support of your Directors. Remember, only your latest dated, executed proxy card counts.

Very truly yours,

/s/Rudolf Gassner

Rudolf Gassner
Chairman-elect of the Board

[Text for letter to shareholders]

IF YOUR SHARES ARE HELD IN THE NAME OF A BANK OR BROKER, ONLY THAT ORGANIZATION CAN VOTE YOUR SHARES. PLEASE DIRECT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO
     EXECUTE ON YOUR BEHALF A WHITE PROXY CARD WITH A VOTE FOR YOUR CURRENT
                                  MANAGEMENT.

 IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE, PLEASE CONTACT OUR PROXY
                                   SOLICITOR:

                           INNISFREE M&A INCORPORATED

                         TOLL FREE  --  1-888-750-5834

                               501 MADISON AVENUE
                                   20TH FLOOR
                               NEW YORK, NY 10022

[Alternate text for datagrams sent to shareholders]

If you have any questions, or need any assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

                    PROXYGRAM TELEPHONE VOTING INSTRUCTIONS

  Call toll-free 1-800-437-7699 between 8:00 am and Midnight Eastern time.

  Tell the operator that you wish to send a collect Proxygram to ID No. ______, Integrated Circuit Systems, Inc.

  State your name, address and telephone number.

  State the bank or broker at which your shares are held and your control number as shown below:
                  Name:
                  Broker:
                  Control number:
                  Number of shares:

Give the operator your voting preferences, using the proxy text below.

[Text of Management's Proxy Card previously filed with the SEC]